EMPLOYMENT AGREEMENT

This employment agreement (this "Agreement"), dated as of December 1, 2007 (the "Effective Date"), is made by and between Chaolei Marketing and Finance Co., a Florida corporation (the "Company"), and Bruce S. Trulio (the "Executive").Whereas, the Executive is currently employed as the Assistant

Secretary of the Company; and Whereas, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive's continued employment by the Company; Now, therefore, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound, hereby agree as follows:

1. POSITION/DUTIES.

(a)
During the Employment Term (as defined in Section 2 below), the Executive shall serve as the Assistant Secretary of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized Company and such other reasonable duties and responsibilities as the Board of Directors of the Company (the "Board") shall designate. The Executive shall report directly to the Board of the Company.

i.         Responsibilities include, but not limited to:
1.	Safekeeping and updating of corporate record book
2.	Draft and record all corporate actions
3.	Coordination and authorization to file requisite forms with US Securities and Exchange Commission
4.	Verification of corporate financial records
5.	Act as US based representative of Company
6.	Answer all correspondence directed to Company
7.	Any and all appropriate additional tasks as dictated by Board of Directors

(b)	During the Employment Term, the Executive shall use his best efforts to perform his duties under this Agreement

(c)
During the Employment Term, the Executive shall not be required to devote substantially all of his time to the fulfillment of his duties under this Agreement. The Executive and the Company understand and agree that Executive shall only devote enough time as is reasonable in his efforts to perform his duties under this Agreement.

2.   EMPLOYMENT TERM. Except for earlier termination as provided in Section 6, the Executive's employment under this Agreement shall be for an six month term commencing on the Effective Date and ending on May 31, 2008 (the "Term"). The Initial Term and any Additional Term shall be referred to herein as the "Employment Term."

3.  BASE SALARY. The Company agrees to pay the Executive an six month salary of $30,000, payable in 6 equal monthly installments of $5,000 on the fifteenth day of each month,

4.  EMPLOYEE BENEFITS.

(a) Benefit Plans. The Executive shall be eligible to participate in any employee benefit plan of the Company, including, but not limited to, equity, pension, thrift, profit sharing, medical coverage,

education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his positions, subject to satisfying the applicable eligibility requirements. Company shall pay the entire cost of these benefits.

(b) Business Expenses. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company' expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder.

5. TERMINATION. The Executive's employment and the Employment Term shall terminate on the first of the following to occur:

(a)  Disability. The thirtieth day following written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 30 days (whether or not consecutive) during any 6 month period.

(b)  Death. Automatically on the date of death of the Executive.

(c)       Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause. "Cause" shall mean the willful misconduct of the Executive with regard to the business or affairs of the Company that is materially injurious to the Company. In all cases the Executive shall have fifteen days after the receipt of written notice thereof from the Company to cure (if curable) the circumstances giving rise to the Cause event.

(d)  Without Cause. On the thirtieth day following written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

(e)  Good Reason. On the sixtieth day following written notice by the Executive to the Company of a termination for Good Reason. "Good Reason" shall mean, without the express written consent of the Executive, the occurrence of any of the following events unless such events are cured (if curable) by the Company within fifteen days following receipt of written notification by the Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(i)  any reduction or diminution (except temporarily during any period of incapacity due to physical or mental illness) in the Executive's titles or a material reduction or diminution in the Executive's authorities, duties or responsibilities or reporting requirements with the Company; or

(ii)  a material breach by the Company of any provisions of this Agreement.

(f)       WithoutGood Reason. On the ninetieth day following written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

6. CONSEQUENCES OF TERMINATION.

(a)       Disability. Upon termination of this Agreement because of the Executive's Disability, the Company shall pay or provide the Executive (1) any unpaid Base Salary through the date of termination and any accrued vacation; (2) any unpaid bonus accrued with respect to the fiscal year ending on or preceding the date of termination; (3) reimbursement for any unreimbursed expenses properly incurred through the date of termination; and (4) all other payments or benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement, plan or program (collectively, "Accrued Benefits").

(b)  Death. Upon the termination of this Agreement because of the Executive's death, the Executive's estate shall be entitled to any Accrued Benefits.

(c)  Termination for Cause or Without GoodReason. Upon the termination of this Agreement by the Company for Cause, by the Executive without Good Reason, or by either party in connection with a failure to renew this Agreement, the Company shall pay to the Executive any Accrued Benefits.

(d)       Termination without Cause or for Good Reason. Upon the termination of this Agreement by the Company without Cause or by the Executive with Good Reason and subject to the Executive's execution (and non-revocation) of a general release of claims against the Company and itsiaffiliates in a form reasonably requested by the Company, the Company shall pay or provide the Executive with any Accrued Benefits and all salary due through end of the agreement;

7.  NO ASSIGNMENT.
This Agreement is personal to each of the parties hereto. Except as provided below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

8.  NOTICES.
For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Bruce S. Trulio 511 NE 94th Street Miami Shores, FL 33138 Facsimile: (866) 213-6202

If to the Company:	Chaolei Marketing and Finance 511 NE 94th Street Miami Shores, FL 33138 Attention: President Facsimile: (786) 513-2761

With a copy to:	Anslow & Jaclin, LLP Freehold Executive Center 195 Route 9 South Suite 204 Manalapan, NJ 07726 Attention: Gregg Jaclin Facsimile: (732) 577-1188

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. INDEMNIFICATION.
(a)  Certain Definitions. For the purposes of this Section, certain terms and phrases used herein shall have the meanings set forth below: The term "enterprise" shall include, but not be limited to, any employee benefit plan. An "executive" shall mean any person, including a volunteer, who is or was a director or officer of the Corporation or who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The term "expenses" shall include, but not be limited to, all costs and expenses (including attorneys' fees and paralegal expenses) paid or incurred by an executive, in, for or related to a proceeding or in connection with investigating, preparing to defend, defending, being a witness in or participating in a proceeding, including such costs and expenses incurred on appeal. Such attorneys' fees shall include, but not be limited to (a) attorneys' fees incurred by an executive in any and all judicial or administrative proceedings, including appellate proceedings, arising out of or related to a proceeding; (b) attorneys' fees incurred in order to interpret, analyze or evaluate that person's rights and remedies in a proceeding or under any contracts or obligations which are the subject of such proceeding; and (c) attorneys' fees to negotiate with counsel with any claimants, regardless of whether formal legal action is taken against him. The term "liability" shall include, but not be limited to, the obligation to pay a judgment, settlement, penalty or fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding. The term "proceeding" shall include, but not be limited to, any threatened, pending or completed action, suit or other type of proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including, but not limited to, an action by or in the right of any corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, whether predicated on foreign, federal, state or local law, to which an executive is a party by reason of the fact that he is or was or has agreed to become a director or officer of the corporation or is now or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The phrase "serving at the request of the corporation" shall include, but not be limited to, any service as a director or officer of the corporation that imposes duties on such person, including duties related to an employee benefit plan and its participants or beneficiaries. The phrase "not opposed to the best interests of the corporation" describes the actions of a person who acts in good faith and in a manner which he reasonably believes to be in the best interests of the corporation or the participants and beneficiaries of an employee benefit plan.

(b) Primary Indemnification. The corporation shall indemnify to the fullest extent permitted by law, and shall advance expenses therefor, to any executive who was or is a party to a proceeding against any liability incurred in such proceeding, including any appeal thereof, unless a court of competent jurisdiction establishes by judgment or other final adjudication that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the executive had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) a transaction from which the executive derived an improper personal benefit; (c) in a case of director, a circumstance under which the liability provisions of Section 607.0834; Florida Statutes, or any successor provision, are applicable; or (d) willful misconduct or conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Notwithstanding the failure to satisfy conditions (a) through (d) of this Section, the corporation shall nevertheless indemnify an executive pursuant to Sections 4 or 5 hereof unless a determination is reasonably and promptly made pursuant to Section 3 hereof that the executive did not meet the applicable standard of conduct set forth in Sections 4 or 5.

(c) Determination of Right of indemnification in Certain Cases. Any indemnification under Sections 4 or 5 hereof (unless ordered by a court) shall be made by the corporation unless a determination is reasonably and promptly made that the executive did not meet the applicable standard of conduct set forth in Sections 4 or 5. Such determination shall be made by: (a) the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; (b) if such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding; (c) by independent counsel (i) selected by the Board of Directors prescribed in subparagraph (a) or the committee prescribed in subparagraph (b), or (ii) if a quorum of the directors cannot be obtained under subparagraph (a), and the committee cannot be designated under subparagraph (b), selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or (d) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding, or if no such quorum is attainable, by a majority vote of the shareholders who were not parties to such proceeding. If the determination of the permissibility of indemnification is made by independent legal counsel as set forth in subparagraph (c) above, the other persons specified in this Section 3 shall evaluate the reasonableness of expenses.

(d)  Proceeding Other Than By Or In The Right of The Corporation. The corporation shall indemnify any executive who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) against liability in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

(e)  Proceeding By Or In The Right Of The Corporation. The corporation shall indemnify any executive who was or is' a party to any proceeding by or in the right of the corporation to procure a judgment in its favor against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if such person acted in good faith and in manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this Section 5 in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(f)  Indemnification Against Expenses of Successful Party. Notwithstanding the other provisions of this Section, to the extent that an executive is successful on the merits or otherwise, including the dismissal of an action without prejudice or the settlement of an action without admission of liability, in defense of any proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify such executive against all expenses incurred in connection with such defense.

(g)  Advancement of Expenses. Notwithstanding anything in the corporation's articles of incorporation, these bylaws or any agreement to the contrary, if so requested by an executive, the corporation shall advance (within two business days of such request) any and all expenses relating to a proceeding (an "expense advance"), upon the receipt of a written undertaking by or on behalf of such person to repay such expense advance if a judgment or other final adjudication adverse to such person (as to which all rights of appeal have been exhausted or lapsed) establishes that he, with respect to such proceeding, is not eligible for indemnification under the provisions of this Section. Expenses incurred by other employees or agents of the corporation may be paid in advance upon such terms and conditions as the Board of Directors deems appropriate.

(h)  Right of Executive to Indemnification Upon Application; Procedures Upon Application. Any indemnification or advancement of expenses under this Section shall be made promptly upon the written request of the executive, unless, with respect to a request under Section 4 or 5, a determination is reasonably and promptly made under Section 3 that such executive did not meet the applicable standard of conduct set forth in Section 4 or 5. The right to indemnification or advances as granted by this Section shall be enforceable by the executive in any court of competent jurisdiction, if the claim is improperly denied, in whole or in part, or if no disposition of such claim is made promptly. The executive's expenses incurred in connection with successfully establishing his right to indemnification or advancement of expenses, in whole or in part, under this Section shall also be indemnified by the corporation.

(i)  Court Ordered Indemnification. Notwithstanding the failure of the corporation to provide indemnification due to a failure to satisfy the conditions of Section 2, and despite any contrary determination by the corporation in the specific case under Sections 4 or 5, an executive of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction, and such court may order indemnification and advancement of expenses, including expenses incurred in seeking court ordered indemnification or advancement of expenses, if the court determines that:

(j)  The executive is entitled to indemnification or advancement of expenses, or both, under this Section; or, the executive is fairly and reasonably; entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met any applicable standards of conduct set forth in this Section.

(k) Partial Indemnity, etc. If an executive is entitled under any provisions of this Bylaw to indemnification by the corporation for some or a portion of the expenses, judgments, fines, penalties, excise taxes and amounts paid or to be paid in settlement of a proceeding, but not, however, for all of the total amount therefor, the corporation shall nevertheless indemnify such person for the portion thereof to which he is entitled. In connection with any determination by the Board of Directors or arbitration that an executive is not entitled to be indemnified hereunder, the burden shall be on the corporation to establish that he is not so entitled.

(l) Other Rights and Remedies. Indemnification and advancement of expenses provided by this Section: (a) shall not be deemed exclusive of any other rights to which an executive seeking indemnification may be entitled under any statute, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office; (b) shall continue as to a person who has ceased to be an executive; and (c) shall inure to the benefit of the heirs, executors and administrators of such a person. It is the intent of this Bylaw to provide the maximum indemnification possible under applicable law. To the extent applicable law or the articles of incorporation of the corporation, as in effect on the date hereof or at any time in the future, permit greater indemnification than is provided for in this Bylaw, the executive shall enjoy by this Bylaw the greater benefits so afforded by such law or provision of the articles of incorporation, and this bylaw and the exceptions to indemnification set forth herein, to the extent applicable, shall be deemed amended without any further action by the corporation to grant such greater benefits. All rights to indemnification under this Section shall be deemed to be provided by a contract between the corporation and the executive who serves in such capacity at any time while these Bylaws and other relevant provisions of the Florida Business Corporation Act and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

(m)  Insurance. By resolution passed by the Board of Directors, the corporation may purchase and maintain insurance on behalf of any person who is or was an executive against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

(n)  Certain Reductions in Indemnity. The corporation's indemnification of any executive shall be reduced by any amounts which such person may collect as indemnification: (a) under any policy of insurance purchased and maintained on his behalf by the corporation, or (b) from any other corporation, partnership, joint venture, trust or other enterprise for whom the executive has served at the request of the corporation.

(o)  Notification to Shareholders. If any expenses or other amounts are paid by way of indemnification other than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the time of delivery to the shareholders of written notice of the next annual meeting of shareholders, unless such meeting is held within 3 months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver either personally or by mail to each shareholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(p)  Constituent Corporations. For the purposes of this Section, references to the "corporation" shall include, in addition to any resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any executive of such a constituent corporation shall stand in the same position under the provisions of this Section with respect to the resulting or surviving corporation as he would if its separate existence had contained.

(q)  Savings Clause. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each executive as to liability with respect to any proceeding, whether internal or external, including a grand jury proceeding or an action or suit brought by or in the right of the corporation, to the full extent permitted by any applicable portion of this Section that shall not have been invalidated, or by any applicable provision of Florida law.

(r)  Effective Date. The provisions of this Section shall be applicable to all proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after its adoption.

10. PROTECTION OF THE COMPANY'S BUSINESS.

(a) Confidentiality. The Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. The Executive shall not, except as in good faith deemed necessary by the Executive to perform his duties hereunder or as required by applicable law or legal process, without limitation in time or until such information shall have become public or known in the Company' industry other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company and that was learned by the Executive in the course of his employment by the Company, including any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.

(b)       Non-Competition. During the period that the Executive is employed by the Company hereunder and for the one year period thereafter (the "Restricted Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company, provide employment (including self-empl6yment), directorship, consultative or other services to any business, individual, partner, firm, corporation, or other entity that competes with the then businesses of the Company or its affiliates.

(a)       Non-Solicitation ofEmployees. The Executive recognizes that he possesses and will possess confidential information about other employees of the Company and its affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its affiliates. The Executive recognizes that the information he possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its affiliates in developing its business and in securing and retaining customers, and has been and will be acquired by him because of his business position with the Company. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, solicit or recruit any employee of the Company or any of its affiliates for the purpose of being employed by him or any other entity.

(d)  Non-Solicitationof Customers. The Executive agrees that, during the Restricted Period, he will not, directly or indirectly, interfere with, disrupt or attempt to interfere or disrupt any relationship, contractual or otherwise, between the Company or its affiliates and any of their respective customers, suppliers, clients or vendors.

(e)  Non-Disparagement. Executive shall not, and shall not induce others to, Disparage the Company or its affiliates or their past and present officers, directors, employees or products. "Disparage" shall mean making comments or statements to the press, the Company' or its affiliates' employees or any individual or entity with whom the Company or its affiliates has a business relationship which would adversely affect in any manner (1) the conduct of the business of the Company or its affiliates (including any products or business plans or prospects), or (2) the business reputation of the Company or its affiliates, or any of their products, or their past or present officers, directors or employees.

(f)  Cooperation. Subject to the Executive's other reasonable business commitments, following the Employment Term, the Executive shall be available to cooperate with the Company and its outside counsel and provide information with regard to any past, present, or future legal matters which relate to or arise out of the business the Executive conducted on behalf of the Company and its affiliates, and, upon presentation of appropriate documentation, the Company shall compensate the Executive for any out-of-pocket expenses reasonably incurred by the Executive in connection therewith.

(g)  Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company' remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(h)  Reformation. Ifit is determined by a court of competent jurisdiction in any state that any restriction in this Section is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(i)  Survival of Provisions. The obligations contained in this Section shall survive in accordance with their terms the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

11.  ARBITRATION.
Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Ft. Lauderdale, Florida in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator's award in any court of competent jurisdiction. Each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator.

12.  SECTION HEADINGS AND INTERPRETATION.
The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Expression of inclusion used in this agreement are to be understood as being without limitation.

13.  SEVERABILITY.
The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof,

14.  COUNTERPARTS.
This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.

15.  MISCELLANEOUS.
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

16.  MITIGATION.
In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment thereunder be reduced by any compensation earned by the Executive as a result of employment by another employer not in violation of this Agreement.

17.  WITHHOLDING.

The Company may withhold from any and all amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

18.  AUTHORITY AND NON-CONTRAVENTION.
The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him form entering into this Agreement or performing all of his obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Fan Luo	/s/ Bruce S. Trulio
Chaolei Marketing And Financing Corporation	Bruce S. Trulio
By: Fan Luo Title: President/CEO